Exhibit 10.8

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2004, is by and among Romeo Villarreal, RN (the “Shareholder” and “Villarreal”) and HealthEssentials Solutions, Inc., a Delaware corporation (the “Purchaser” and/or “HE”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article VIII below.

WHEREAS, Shareholder owns all of the shares (the “Shares”) of the common stock of IHG Healthcare, Inc. d/b/a Grace Hospice of Texas (“Agency”), being 1000 shares and having one dollar ($1.00) par value, which Shares comprise all of the issued and outstanding shares of Agency’s capital stock;

WHEREAS, Villarreal desires to sell 499 Shares, being forty-nine (49%) percent of his ownership interest in Agency and HE desires to purchase 499 Shares, being forty-nine (49%) percent ownership interest in Agency, subject to the terms, conditions and covenants contained herein;

WHEREAS, HE desires to employ Villarreal and Villarreal desires to be employed by HE; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

The Stock Purchase; Closing

1.1. Purchase and Sale of the Shares. At the Closing, subject to the terms and conditions set forth herein, Villarreal shall sell, convey, assign, transfer, and deliver to the Purchaser and Purchaser shall purchase from Villarreal 499 Shares, being forty-nine (49%) percent of Villarreal’s Shares, free and clear of any liens, agreements, voting trusts, proxies or restrictions of any kind (“Encumbrances”).

1.2. Purchase Price of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall pay Seller One Hundred Forty Thousand ($140,000.00) Dollars for the Shares (the “Shares Purchase Price”), of which Twenty Thousand ($20,000.00) dollars has been paid, receipt of which Seller acknowledges, and the balance of One Hundred Twenty Thousand ($120,000.00) Dollars (“HE Debt”) is payable in twelve equal monthly installments of Ten Thousand ($10,000.00) Dollars, commencing May 21, 2004 and continuing until paid in full.

1.3. The Closing. The closing shall be contingent upon satisfaction of the conditions to the Closing Conditions set forth in Article II below or waiver by the party entitled to the benefit thereof, upon execution and delivery of all ancillary documents, including but not limited to, all Agreements, Exhibits and supporting documents related to Exhibits and Schedules (the “Ancillary Documents”) and upon satisfactory receipt by the parties of all required deliverables.

1.4. At the Closing, subject to the satisfaction or waiver of each of the applicable conditions specified in Article II below:

(i) Villarreal shall cause the Agency to issue new stock certificates to Villarreal representing fifty-one (51%) percent of the authorized and issued Shares, free and clear of all Encumbrances and to HE representing forty-nine (49%) percent of the authorized and issued Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

(ii) The closing certificates, opinion of counsel and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing shall be exchanged.

(iii) Villarreal shall deliver to Purchaser a duly executed Stock Transfer Agreement in the form attached as Exhibit D.

1.5. Villarreal’s Employment. HE will employ Villarreal to provide administrative, management and business development services to the Agency’s patients. The agreement for services will have similar terms and conditions as are in HE’s agreements for Directors and Villarreal’s compensation will be Seventy-Two Thousand ($72,000.00) Dollars, payable every two (2) weeks.

1.6. Termination of Employment and Cancellation of HE Debt. In the event Villarreal terminates his employment, without cause, or the Agency terminates his employment, with cause, during the initial twelve (12) months of his employment, HE’s obligation to pay the balance of the Purchase Price will immediately terminate, no additional amounts will be owed to Villarreal for the Shares and all outstanding amounts will immediately be discharged and uncollectible. HE will have the right to terminate Villarreal’s employment “with cause” upon: (i) Villarreal’s breach of his Employment Agreement; (ii) an unappealable finding by the Nursing Board of Texas that Villarreal is guilty of unprofessional or unethical conduct; (iii) Villarreal’s conviction in a court of competent jurisdiction of any felony offense or any misdemeanor offense involving moral turpitude; (iv) Villarreal’s death or a permanent disability caused by Villarreal’s intentional conduct or gross negligence and prevents Villarreal’s continued provision of services as contemplated by this Agreement; or (v) Villarreal engaging in conduct amounting to fraud, dishonesty, disloyalty, gross negligence or gross misconduct as determined by an independent party mutually selected by Villarreal and HE or, failing such selection, a party selected by a court having jurisdiction over the parties, with the unsuccessful party paying all costs incurred to obtain a determination whether termination for cause is appropriate under this subsection.

Purchaser and for twenty-four (24) months after his employment terminates, provided HE has not breached the terms of this Agreement or the interdepent Administrative Service Agreement, Stockholders Agreement or Employment Agreement and HE has not breached the terms of, or terminated without cause, Villarreal’s employment agreement, he will not directly or indirectly, through, or in conjunction with any other person or entity, provide medical, administrative, management, or marketing services that are competitive with or adverse to the Agency’s business or business affairs of HE, which shall be defined as the provision of hospice medical services to patients, medical services to patients in long-term care facilities, extended care facilities, assisted living facilities or similar entities or in medical services in patients’ homes; contract with such health care facilities for the provision of such medical services; have any interest in an entity which provides such medical services; or utilize HE’s health care delivery models in the city of Houston, Texas.

1.7. Expansion of Services and Right of First Refusal. In the event a stockholder (“Initiating Stockholder”) desires to provide hospice services in the San Antonio, Texas market or Fort Worth, Texas market (“New Market”), the Initiating Stockholder will give the Agency thirty (30) days advance notice of its intention to provide hospice services in a New Market. The Agency shall have the right of first refusal to exclusively provide hospice services in the New Market. The Agency will have twenty (20) days to notify the Initiating Stockkholder of its decision. If the Agency fails to timely respond or declines to provide services the Initiating Stockholder may provide hospice services in a New Market.

The parties further agree that unanimous consent is required before the Agency’s capital can be used to pay the development and start-up costs incurred in opening a New Market and that each will be responsible for making a capital contribution for its pro rata share of the development and start-up costs for a New Market.

ARTICLE II

Closing Conditions

2.1. Mutual Conditions. The obligations of Purchaser and Seller to consummate the transactions contemplated hereby are subject to the satisfaction as of the Closing of the following conditions:

(a) Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

(b) Employment Agreement. HE and Villarreal will have executed and delivered an employment agreement (“Employment Agreement”) in substantially the form attached hereto as Exhibit A.

(c) Stock Transfer Agreement. HE and Villarreal will have executed and delivered a Stock Transfer Agreement (“Transfer Agreement”) in substantially the form attached hereto as Exhibit D.

2.2. Conditions to Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties contained in Articles III hereof shall be true, complete and correct in all material respects at and as of the Closing as though then made and Seller shall have performed all of the covenants required to be performed by Seller hereunder.

(b) Opinions of the Seller’s Counsel. The Purchaser shall have received from counsel for Seller an opinion with respect to the matters set forth in Exhibit B attached hereto, which shall be addressed to the Purchaser and dated as of the Closing Date.

(c) Resignation of Officers. Purchaser shall have received the resignation of each officer and effective as of the Closing Date or such later date requested by Purchaser.

(d) Amendment of Articles of Incorporation and Articles of Organization. The Agency’s Articles of Incorporation, to the extent applicable, shall have been amended and restated in a form reasonably satisfactory to Purchaser and shall be in full force and effect under the laws of the State of Texas as of the Closing and shall not have been further amended or modified.

(e) Amendment of Bylaws. The Agency’s Bylaws, to the extent applicable, shall have been amended and restated in a form reasonably satisfactory to Purchaser and shall be in full force and effect as of the Closing as so amended and restated and shall not have been further amended or modified.

(f) Consents and Approvals. The Agency shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Agency to consummate the transactions contemplated by this Agreement (the “Consents”) as set forth on Schedule 3.20.

(g) Material Adverse Effect. Since the date hereof, there shall have been no fact, event or circumstance which could have a Material Adverse Effect.

(h) Financials. The Purchaser shall have received Agency’s balance sheet as of April, 2004 and Agency’s statements of income and cash flow for 2004 (all such financial statements, the “Financials”).

(i) Closing Documents. At the Closing, the Seller shall have delivered to the Purchaser copies of all of the following documents:

(i) all existing minute books, stock transfer records, corporate seals and other materials relating to the Agency’ respective corporate administration which are in Seller’s possession;

(ii) a good standing certificate for the Agency from the State of Texas dated within thirty (30) days prior to the Closing Date;

(iii) all applicable Consents; and

(iv) other documents relating to the transactions contemplated by this Agreement as the Purchaser may reasonably request.

2.3. Conditions to Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions:

(a) Employment Agreements. At the Closing, the Purchaser shall have delivered to the Seller executed Employment Agreements pursuant to Section 2.1(b).

(b) Representations and Warranties, Covenants. The representations and warranties contained in Article IV hereof shall be true, complete and correct in all material respects at and as of the Closing and the Purchaser shall have performed all of the covenants required to be performed by Purchaser prior to the Closing.

(c) Opinions of the Purchaser’s Counsel. Seller shall have received from Purchaser’s Counsel an opinion with respect to the matters set forth in Exhibit C attached hereto, which shall be addressed to Seller and dated as of the Closing Date.

ARTICLE III

Representations and Warranties of Seller

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to the Purchaser as follows:

3.1.	Power and Authority. Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

3.2.	Authorization; No Breach. This Agreement and all other agreements or instruments contemplated hereby to which the Seller is a party or by which the Seller is bound, when executed and delivered by the Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) any Law to which the Seller are subject or (B) any material agreement, instrument, order, judgment or decree to which the Sellers are subject.

3.3. Title to Shares. As of immediately prior to the Closing, all of the Shares will be owned of record and beneficially by the Seller, and Seller will have good and marketable title to the Shares, free and clear of all Liens.

3.4. Litigation, etc. Except as set forth on Schedule 3.4, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or to Seller’s Knowledge threatened against the Agency, or pending or threatened by the Agency against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Agency is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries, and there is no basis for any of the foregoing. The Agency is insured with respect to each of the matters set forth on Schedule 3.4. The Agency is not subject to any judgment, order or decree of any Government Entity.

3.5. Organization and Corporate Power. To the best of Seller’s Knowledge the Agency is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in its present locations. Agency possesses all requisite corporate power and authority necessary to own its properties and to carry on its business as now conducted and presently proposed to be conducted to carry out the transactions contemplated by this Agreement. The copies of Agency’s Articles of Incorporation and bylaws furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct. The minute books (containing the records of meetings of the sole stockholder, the sole member of the board of directors and any committees of the board of directors), the stock certificate books and the stock record books Agency are true, complete and correct.

3.6. Capitalization. As of the date hereof and as of immediately prior to the Closing, the authorized, issued and outstanding capital stock of the Agency is set forth on Schedule 3.6. All of such outstanding capital stock is held beneficially and of record by the Seller free and clear of any Liens. Immediately after the Closing, the Shares will be duly authorized, validly issued and non-assessable and free and clear of any Liens and will have been issued free and clear of any preemptive or similar rights. The Agency does not have outstanding (i) any stock or securities convertible or exchangeable for any shares or units of their capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or (ii) any stock appreciation rights or phantom stock or similar plans or rights. Except as set forth on Schedule 3.6 attached hereto, there are no (i) outstanding obligations of the Agency (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (ii) voting trusts, proxies or other agreements among the Agency’s stockholders with respect to the voting or transfer of the Agency’s capital stock. As of the Closing and immediately thereafter, all of the outstanding shares and units of the Agency’s capital stock shall be duly authorized and validly issued, fully paid and nonassessable.

3.7. Subsidiaries; Investments. The Agency does not have, or hold the right (pursuant to a specific agreement) to make, an Investment in any other Person.

3.8. Financial Statements. Attached hereto as part of Schedule 3.8 are management prepared balance sheets of the Agency as of April 2004 and the related profit and loss statements for the Agency. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Except as set forth on Schedule 3.9, each of the Financial Statements (including in all cases the notes thereto, if any) has been prepared from, and is in accordance with, the books and records of the Agency, are true, complete and correct to the best of Seller’s knowledge, fairly presents the financial condition of the Agency, accurately reflects the operating results and cash flows of the Agency. Seller acknowledges the Financial Statements have not been prepared in accordance with GAAP and acknowledges and agrees to Purchaser relying on the statements and representations of Seller’s accountant concerning the accuracy of the Financial Statements attached hereto.

3.9. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 hereto, to the best of Seller’s Knowledge, the Agency has no obligation or liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than (i) liabilities set forth on the liabilities side of the most recent Balance Sheet (rather than any notes thereto), (ii) liabilities and obligations which have arisen after the date of the most recent Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental liability or clean-up obligation), or (iii) obligations of the Agency pursuant to agreements set forth on Schedule 3.14.

3.10. Product Warranty. To the best of Seller’s Knowledge, all services rendered by the Agency have been in conformity with all applicable federal and state statutes and regulations, contractual commitments and all express and implied warranties, and the Agency does not have any liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against such Company giving rise to any such liability) for damages in connection therewith in excess of past custom and Agency and experience. No services rendered by the Agency are subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of such service.

3.11. Absence of Certain Developments. Since April, 2004, there has occurred no fact, event or circumstance which has had or could have a Material Adverse Effect, except as expressly contemplated by this Agreement or as set forth on Schedule 3.11, on the transaction described in this Agreement. Since April 2004, Seller has caused the Agency to conduct its business only in the ordinary course of business consistent with past custom and Agency, and to the Seller’s Knowledge the Agency has not:

(a) issued any notes, bonds or other debt securities or any capital stock or units of membership interest or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b) incurred any Indebtedness, other than the capitalized leases listed in Schedule 3.9;

(c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and Agency;

(d) declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;

(f) sold, assigned, transferred, leased, licensed or abandoned any of its assets, tangible or intangible, except in the ordinary course of business consistent with past custom and Agency;

(g) made or granted any bonus or any wage or salary increase to any employee or group of employees made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(h) delayed, postponed or canceled the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable;

(i) delayed or postponed the purchase of any inventory, the making of any capital expenditure or the repair or maintenance of any assets;

(j) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons (other than advances to employees in the ordinary course of business consistent with past custom and Agency) or formed any Subsidiary;

(k) suffered any damage, destruction or casualty loss exceeding $5,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(l) made any change in its cash management Agencys or in any method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or out of the ordinary course of business consistent with past custom and Agency;

(m) directly or indirectly engaged in any transaction or entered into any arrangement with any officer, director, shareholder, member or other Affiliate of the Agency;

(n) amended its charter, bylaws, operating agreement or other organizational documents;

(o) taken any action or omit to take any action which act or omission could reasonably be expected to have a Material Adverse Effect; or

(p) waived any material benefits of; or agreed to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Sellers are a party;

(q) been involved in any labor dispute, other than routine non-material grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Agency, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(r) entered into any new line of business, or incurrence or commitment to incur any capital expenditures, obligations or liabilities in connection therewith;

(s) entered into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(t) cancelled or waived (i) any right material to the operation of the business of the Agency;

(u) agreed, whether orally or in writing, to do any of the foregoing.

3.12. Assets. Except as set forth on Schedule 3.12 attached hereto, the Agency has good and valid title to, or a valid leasehold interest in, the properties and assets, tangible or intangible and used by it or located on its premises or shown on the most recent Balance Sheet or acquired thereafter prior to Closing, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business since the date of the most recent Balance Sheet and (b) Permitted Liens. The Agency owns, has a valid leasehold interest in, or has a valid license to use, all the assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

3.13. Tax Matters.

(a) Except as set forth on Schedule 3.13, to Seller’s Knowledge:

(i) As of April 2004 Agency has filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are true, complete and correct and have been prepared in compliance with all applicable laws and regulations in all material respects;

(ii) Agency has paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, member, creditor or other third party;

(iii) Agency has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed; and has not consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Tax authority;

(iv) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Agency;

(v) there are no material unresolved questions or claims concerning the Agency’s Tax liability, except as provided on Schedule 1.8(f), there are no Liens on any asset of the Agency that arose in connection with any failure (or alleged failure) to pay any Tax;

(vi) Agency has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return; and

(vii) Agency is not a party to or bound by any Tax allocation or Tax sharing agreement; is not liable for the Taxes of another Person (A) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, or (C) by contract or indemnity or otherwise; and has not made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G.

3.14. Contracts and Commitments. To the best of Seller’s Knowledge:

(a) except as expressly contemplated by this Agreement or as set forth on Schedule 3.14, the Agency is not a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or Agency, whether formal or informal;

(ii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (1) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (2) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

(iii) contract or agreement involving any Government Entity;

(iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Agency or any letter of credit arrangements, or any guarantee therefor;

(v) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by either of the Agency upon 30 days’ or less notice without penalty or involving more than $10,000;

(vi) agreements relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures and minority equity investments;

(vii) license, royalty, indemnification or other agreement with respect to any intangible property (including any Intellectual Property Rights);

(viii) agent, sales representative, sales or distribution agreement;

(ix) power of attorney or other similar agreement or grant of agency;

(x) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including, without limitation, any nondisclosure or confidentiality agreements; or

(xi) other agreement which is material to its operations and business prospects or involves a consideration in excess of $10,000 annually, whether or not in the ordinary course of business.

(b) To the best of Sellers’ Knowledge, all of the contracts, agreements and instruments set forth or required to be set forth on Schedule 3.12 (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms. Each of the Material Contracts shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby.

(c) The Purchaser has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes thereto are described on Schedule 3.12).

3.15. Intellectual Property Rights. Schedule 3.15 contains a true, complete and correct list of all computer software owned or used by the Agency (“Computer Software”) and all licenses or similar agreements or arrangements for Computer Software. Except as set forth on Schedule 3.15, the Agency owns all right, title and interest to, or have the right to use pursuant to a valid, enforceable and effective written license, free and clear of all Liens, the Computer Software. No loss or expiration of any of the Computer Software is threatened, pending or reasonably foreseeable. The Agency have taken all commercially reasonable action to maintain and protect the Computer Software.

3.16. Brokerage. Except as set forth on Schedule 3.16, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any of the Seller is a party or to which any of the Seller is subject.

3.17. Insurance. Schedule 3.17 contains a description of each insurance policy maintained by the Agency with respect to its properties, assets and business, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefor. The Agency is not in default with respect to its obligations under any insurance policy maintained by it, and the Agency has never been denied insurance coverage. The Agency does not have a self-insurance or co-insurance programs.

3.18. Labor Matters. The Agency has (a) no material labor relations problems (including any additional union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) not engaged in any unfair labor Agencys, (c) during the past five years, not suffered any labor strike, lockout, work stoppage or other material labor dispute or, (d) no union organization campaign in progress with respect to any of their employees, nor any question concerning representation exists respecting such employees.

3.19. Employee Benefit Plans.

(a) The Agency does not have, nor at any time since its organization has it had any Employee Benefit Plan to which it contributes or is obligated to contribute, or with respect to which the Agency has any liability.

(b) The Agency does not maintain (and have never maintained) and does not contribute (nor has ever contributed or been required to contribute) to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

3.20. Compliance with Laws, Permits. Except as set forth on Schedule 3.20, to Seller’s knowledge:

(a) The Agency has complied with all applicable Laws relating to the operation of its business in all material respects. No notices have been received by and no claims have been filed against Agency alleging a violation of any such Laws.

(b) The Agency holds all material permits, licenses, certificates, accreditations and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties. No notices have been received by the Agency alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Entity. The Agency is in compliance in all material respects with all terms and conditions of all material permits, licenses, accreditations and authorizations which it holds. All of such permits, licenses, accreditations, authorizations and change of ownership with any applicable state agencies will be available for use by Agency immediately after the Closing.

3.21. Environmental and Safety Matters. Except as set forth on Schedule 3.21:

(a) The Agency has complied with and are currently in compliance with all applicable Environmental and Safety Requirements. The Agency has not received any oral or written notice, report or information regarding any violations of or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Agency.

(b) Without limiting the generality of the foregoing, the Agency has obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its facilities or the operation of its business.

(c) To the best of Sellers’ Knowledge, none of the following exists at any property or facility occupied by the Agency:

(i) underground storage tanks;

(ii) asbestos-containing materials in any form or condition;

(iii) materials or equipment containing polychlorinated biphenyls; or

(iv) landfills, surface impoundments or other disposal areas.

(d) The Agency has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any hazardous substance) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or reasonably expected to give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

(e) To the best of Sellers’ Knowledge, the Agency has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(f) To the best of Seller’s Knowledge, without limitation upon the foregoing, there are no facts, events or conditions relating to facilities, properties or operations of the Agency, that will give rise to any regulatory notice requirement.

(g) The Seller has furnished to Purchaser all environmental audits, reports and other material environmental documents relating to the Agency which are in his possession or under its reasonable control.

3.22. Real Property.

The Agency does not own any real property (the “Owned Property”).

3.23. Personal Property.

(a) The Agency has good title to all personal property of any kind or nature which the Agency purports to own, free and clear of all Liens, except for (i) Liens disclosed on Schedule 3.9, (ii) Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (iii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in the past customary Agency for sums not yet due; (iv) Liens incurred or deposits made in the past customary Agency in connection with worker’s compensation, unemployment insurance and other types of social security, (v) purchase money liens, and (vi) Liens which do not materially detract from the value or use of said personal property. The Agency, as a lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Agency as now used, possessed and controlled by the Agency.

(b) All machinery, equipment and other tangible assets currently being used by the Agency, which are owned or leased by the Agency are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

3.24. Specific Compliance with Medicare Regulations. Without limiting in any way the generality of Section 3.14, or the other provisions of this Agreement, except as identified on Schedule 3.20, the Agency has not violated any Medicare law or regulation, and is not currently under investigation, audit, or been threatened or noticed with any pending audit, investigation or claim relating to potential violations of any Medicare law or regulation.

3.25. Prohibited Payments. Seller has not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Agency for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Agency, which the Seller knew or had reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

3.26. Closing Date. The representations and warranties of Seller contained in this Article III and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Seller to the Purchaser shall be true, complete and correct on the Closing Date, except as otherwise disclosed to the Purchaser in writing prior to the Closing.

3.27.	Disclosure. The representations and warranties contained in this Article III do not contain any untrue statement of a fact.

ARTICLE IV

Representations and Warranties of the Purchaser

As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Seller as follows:

4.1.	Organization, Power and Authority. The Purchaser is a Delaware corporation duly organized, validly existing and in good standing to transact business under the Laws of Texas. The Purchaser possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

4.2.	Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which the Purchaser is a party or by which the Purchaser is bound have been duly authorized by the Purchaser. This Agreement and all other agreements contemplated hereby to which the Purchaser is a party, when executed and delivered by the Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution, delivery and performance by the Purchaser of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of the Purchaser, (B) any Law to which the Purchaser is subject, or (C) any material agreement, instrument, order, judgment or decree to which the Purchaser is subject.

4.3.	Closing Date. The representations and warranties of the Purchaser contained in this Article IV and elsewhere in this Agreement shall be true, complete and correct on the Closing Date as though then made and as though such Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

4.4.	Disclosures. The representations and warranties contained in this Article IV do not contain any untrue statement of a fact.

ARTICLE V

Indemnification

5.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing for a period of two (2) years following the Closing Date except that (i) the representation and warranty set forth in Section 3.13 shall survive until 90 days after the end of the applicable statute of limitations, (ii) the representation and warranty set forth in Section 3.21 shall survive for a period of five (5) years after the Closing Date, and (iii) the representations and warranties set forth in Sections 3.3, 3.6 and 3.16, shall survive forever; provided, that any representation or warranty in respect of which indemnity may be sought under Section 5.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement shall survive for the periods set forth in this Section 5.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, shareholders, members, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

5.2. General Indemnification.

(a) Indemnification Obligations of the Seller. Seller shall indemnify the Purchaser and its Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless for any loss, liability, action, cause of action, cost, damage or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in, defense or settlement of any of the foregoing) (collectively, “Losses”, and each a “Loss”), which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of the Seller under this Agreement, or in any of the certificates or other instruments or documents furnished by the Seller pursuant to this Agreement; or

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Seller under this Agreement.

(b) Indemnification Obligations of the Purchaser. The Purchaser shall indemnify Seller and his Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (other than the Agency and their Subsidiaries, if any) (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against any Losses which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of the Purchaser under this Agreement or in any of the certificates or other instruments or documents furnished by the Purchaser pursuant to this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser under this Agreement; or

(iii) any failure to pay or satisfy any liability as shown on the Financial Statements of Agency or any liabilities arising in the ordinary course of business since the date of the Financial Statements.

(c) Manner of Payment. Any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to this Section 5.2 shall be effected by wire transfer of immediately available funds to an account designated in writing by any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, or by reduction to the Seller Notes, within 15 days after the determination thereof, provided, that the Purchaser, at its option, may setoff any such indemnification owing from the Sellers against any payment obligation (other than salary) owing from the Purchaser or the Agency to the Sellers. Any indemnification payments shall be made together with interest accruing thereon from the date written notice of the indemnification claim is made to the date of payment at the Applicable Rate.

(d) Third Party Claims. Any Person making a claim for indemnification under this Section 5.2 (an “Indenmitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof, provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that prior to the Indemnitor assuming control of such defense, it shall (x) first demonstrate to the Indemnitee in writing such Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to such Proceeding, and (y) agree in writing to be fully responsible for all Losses relating to such Proceeding; and provided further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee;

(ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Indemnitee reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) a conflict of interest exists between the Indemnitor and the Indemnitee; or (E) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(e) Anticipated Claims. With regard to any potential claims anticipated with respect to the representations and warranties of either party to this Agreement, such party shall notify the other parties within a reasonable period of time of any such potential claims.

(f) Waiver. Seller hereby agrees that he shall not make any claim for indemnification hereunder against the Agency by reason of the fact that he was a shareholder (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of the Purchaser Indemnified Parties against the Seller or any claim against the Seller in connection with the transactions contemplated by this Agreement and the Seller hereby acknowledge and agree that he shall have no claims or right to contribution or indemnity from the Agency with respect to any amounts paid by them pursuant to this Section 5.2 or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Code § 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which either of the Agency was a member.

“Agency” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Rate” has the meaning set forth in Section 1.4(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or used by the Agency (along with all income, royalties, damages and payments due or payable at the Closing or thereafter (including without limitation, damages and payments for past or future infringements or misappropriations thereof)), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property Rights.

“Controlled Group of Corporations” has the meaning set forth in Code § 1563.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §30).

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over either Company.

“Intellectual Property Rights” means all (i) patents, patent applications and patent disclosures as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, and (vi) trade secrets and other confidential information (including, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to Agency), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means no investigation required.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against either of the Agency, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to either of the Agency under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Material Adverse Effect” means a material and adverse effect upon (i) the business, operations, prospects, assets, liabilities, condition (financial or otherwise), operating results or employee, customer or supplier relations or prospects of the Agency or (ii) the ability of either of the Agency or the Seller to consummate the transactions contemplated hereby or perform their respective obligations hereunder.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Agency’s books with respect thereto, and (ii) with respect to Leased Real Property only, (A) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar statutory Lien or restriction for amounts not yet due and payable, (B) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Property which are not violated by the current use and operation of the Leased Property and (C) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Property which do not materially impair the occupancy or use of the Leased Property for the purposes for which it is currently used in connection with the Agency businesses.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Possession Date” means the date on which Seller resigns and transfers control of Agency to Purchaser.

“Prohibited Transactions” has the meaning set forth in ERISA §406 and Code §4975.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Release” has the meaning set forth in CERCLA.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules (including Schedule K-1) attached thereto and including any amendment thereof.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

ARTICLE VII

Termination

7.1. Conditions of Termination. This Agreement may be terminated at any time prior to the Closing (or as otherwise specified):

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser if the Purchaser shall have received notice of a breach of Seller’s representations and warranties or a breach of a covenant hereunder which renders the condition in Section 2.2 incapable of being satisfied; or

(c) by the Seller if Seller shall have received notice of a breach of the Purchaser’s representations and warranties or a breach of a covenant hereunder which renders the condition in Section 2.3 incapable of being satisfied;

7.2. Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Sections 8.1, and 8.4 shall survive such termination indefinitely, and nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII

Miscellaneous

8.1. Fees and Expenses. The Purchaser will be responsible for all costs and expenses incurred by the Purchaser in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. The Seller will be responsible for all costs and expenses incurred by the Seller in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. Any transfer Tax liability which is by statute imposed on the Seller, shall be paid by the Seller.

8.2. Certain Tax Matters.

Agency shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns for Tax periods which end on or before the Closing Date and which have not been filed as of the Closing Date. The Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns due after the Closing Date and before the Closing Date. Purchaser shall permit the Seller to review and comment on each such Tax Return prior to filing. In the event the parties hereto shall disagree as to any such Tax Return, the parties shall negotiate in good faith to resolve any such disagreement. Seller shall pay all taxes owed for business activities prior to the Possession date and Purchaser shall pay all taxes owed for business activities after the Possession date.

8.3. Sellers’ Guarantees. Purchaser agrees to pay those liabilities listed on Schedule 3.12 and those liabilities listed on the most recent Balance Sheet and to take any and all action necessary to have Sellers released from any personal guarantees made by the Seller for such liabilities.

8.4. Press Release and Announcements. None of the parties hereto nor any of their respective representatives shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller and Purchaser. Notwithstanding the foregoing, any such public announcement may be made if required by applicable law or a securities exchange rule; provided, that the party required to make such public announcement shall confer with the other parties concerning the timing and content of such public announcement before the same is made.

8.5. Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

8.6. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Purchaser and the Sellers. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

8.7. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller prior to the Closing, without the prior written consent of the Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the Sellers; provided, that the Purchaser may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, any Person which provides financing, the Purchaser or any of their respective Affiliates, and any subsequent purchaser of the Purchaser.

8.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.9. Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

8.10. Descriptive Headings, Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

8.11. Entire Agreement. This Agreement, the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, without limitation, the letter of intent dated September 17, 2003 between the Sellers and Purchaser.

8.12. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

8.13. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.14. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Texas

8.15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Purchaser and Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Seller:

Romeo Villarreal, RN

2807 Kings Crossing Dr. #342

Kingwood, TX 77345

The Purchaser:

HealthEssentials Solutions, Inc.

9510 Ormsby Station Road, Suite 101

Louisville, Kentucky 40223

Attention: General Counsel

Facsimile No.: (502) 429-4557

8.16. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

8.17. Jurisdiction. Each of parties hereto submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

8.18. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

HealthEssentials Solutions, Inc.

Romeo Villarreal, RN	Title: